EXHIBIT 10C


                        THE PRUDENTIAL VARIABLE CONTRACT
                            REAL PROPERTY PARTNERSHIP
                        --------------------------------

                              PARTNERSHIP AGREEMENT

                                     BETWEEN

                            THE PRUDENTIAL INSURANCE
                               COMPANY OF AMERICA

                                       AND

                          PRUCO LIFE INSURANCE COMPANY

                                       AND

                   PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY







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                              PARTNERSHIP AGREEMENT

     This PARTNERSHIP AGREEMENT made and entered into on April 29, 1988, by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Prudential"), a New Jersey corporation, on behalf of The Prudential Variable Contract Real Property Account ("Prudential Account"), PRUCO LIFE INSURANCE COMPANY ("Pruco Life"), an Arizona corporation authorized to do business in New Jersey, on behalf of the Pruco Life Variable Contract Real Property Account ("Pruco Life Account") and PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY ("Pruco Life N.J."), a New Jersey corporation, on behalf of the Pruco Life of New Jersey Variable Contract Real Property Account ("New Jersey Account").


                                    RECITALS

     A. Pruco Life is the owner of, and holds in the Pruco Life Account, several improved parcels of real property, loans secured by mortgages on real property and other assets being more particularly described in the financial statements, together with the accompanying Schedule of Investments, set forth in Exhibit A attached hereto.

     B. Pruco Life intends to contribute all of the assets held in the Pruco Life Account at the close of business on April 29, 1988, subject to all the liabilities of the Account other than the liabilities to variable life insurance contract owners,



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to a partnership to be formed with Prudential and Pruco Life N.J. and
Prudential and Pruco Life N.J. each intend on April 29, 1988, to contribute $100,000.00 in cash. The partnership will thereafter own, and will invest and reinvest the assets contributed on such date together with such other assets as the partnership may hereafter acquire by contribution from one or more of the partners or by purchase or other means (collectively, the "Property").

     C. Prudential, Pruco Life and Pruco Life N.J. desire to form a partnership pertaining to the Property for the limited purposes and upon the terms and conditions hereinafter specified.

     NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements hereinafter contained, Prudential, Pruco Life and Pruco Life N.J. hereby covenant and agree as follows:


                         ARTICLE 1. FORMATION OF VENTURE

     1.1. Formation. Prudential, Pruco Life and Pruco Life N.J. the "Partners") hereby form a partnership (the "Partnership") for the limited purposes hereinafter set forth.

     1.2. Name. The name of the Partnership shall be "THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP." The Partnership shall execute all assumed or fictitious name certificates required by law to be published and filed, or



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either, in connection with the formation and operations of the Partnership.

     1.3. Principal Office. The principal office of the Partnership shall be at 213 Washington Street, Newark, New Jersey 07102, or such other place as the Partners may from time to time determine.

     1.4. Partnership Act: Ownership. Except as otherwise stated herein, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the New Jersey Uniform Partnership Law, N.J.S.A. ss. 42:1-1, et. seq., as it may be amended from time to time, except as the Partners may provide otherwise. The interest of each Partner in the Partnership shall be personal property for all purposes. Legal title to real and other property owned by the Partnership may be held in the name of either the Partnership or any one or more of the Partners.

     1.5. Purposes. The purposes of the Partnership shall be (1) to provide a means for the investment of the assets held in the separate accounts of the Partners in accordance with the investment policies and practices set forth in the registration statements filed on behalf of those accounts; (2) to own, operate, sell, lend money secured by an interest in real property and to acquire additional real property; and (3) to engage in such other operations and businesses as the Partners or the Investment Manager deem necessary or appropriate to the foregoing


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purposes.  The Partnership shall not engage in any other business.

1.6. No Individual Authority. Except as otherwise expressly provided in this Agreement, no Partner, acting alone, shall have any authority to act for, undertake or assume any obligations or responsibility on behalf of another Partner or the Partnership.

1.7. No Restrictions. Nothing contained in this Agreement shall be construed so as to prohibit any Partner or any firm or corporation controlled by or controlling such Partner from owning, operating or investing in any real estate or real estate development not owned or operated by the Partnership, wherever located. Each Partner agrees that the other Partners, or any director, officer, employee, partner or other person or entity related to any Partner may engage in or possess an interest in another business venture or ventures of any nature and description, independently or with others, including but not limited to the ownership, financing, leasing, operation, management, syndication, brokerage and development of real property, and no Partner nor the Partnership shall have any rights by virtue of this Agreement in and to said independent ventures or to the income or profits derived therefrom.

     1.8. Neither Responsible for Other's Commitments. No Partner nor the Partnership shall be responsible or liable for any indebtedness or obligation of any other Partner incurred



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either before or after the execution of this Agreement, except as to those joint responsibilities, liabilities, debts or obligations incurred pursuant to the terms of this Agreement, and each indemnifies and agrees to hold the others harmless from such obligations and debts except as aforesaid.

     1.9. Action by Subsidiaries. Any and all activities to be performed by Prudential hereunder may be performed by officers or employees of one or more direct or indirect subsidiaries of Prudential provided that all actions taken by such persons on behalf of Prudential in connection with this Agreement shall be binding upon Prudential.

                                 ARTICLE 2. TERM

     2.1. Term. The Partnership shall commence on the date first above written and shall continue until the first to occur of the following:

     (a)  99 years shall have elapsed since the commencement of the Partnership;
          or

     (b) Sale or other disposition of all or substantially all of the Property, other than to a nominee or trustee of the Partnership for financial or other business purposes; or

     (c)  Dissolution of the Partnership pursuant to the express provisions of
          Article 8; or


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     (d)  Proceedings in bankruptcy, receivership, reorganization, conservation, or liquidation are instituted with respect to any of the Partners.


                ARTICLE 3. CAPITAL CONTRIBUTIONS OF THE PARTNERS

     3.1. Capital of the Partnership. The initial capital of the Partnership shall be the amounts contributed on April 29, 1988, by the Partners. Thereafter, the capital shall be equal to the fair market value of the assets owned by it, minus the liabilities of the Partnership plus such other assets as may hereafter be contributed to the Partnership by any of the Partners as provided in Section 3.4.

     3.2. Initial Contribution of Pruco Life. Pruco Life as its initial capital contribution to the Partnership, will on April 29, 1988, convey or assign to the Partnership, all of the assets held on the close of business on that date in the Pruco Life Account, subject to the liabilities of the Account (other than the liabilities to life insurance contract owners), which the Partnership hereby agrees to assume. The amount of that contribution shall be the fair market value of the net assets of the Pruco Life Account at the end of the day on April 29, 1988, determined in the manner set forth in the prospectus relating to interests in the Pruco Life Account, dated January 1, 1988.



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     3.3. Initial Contribution by Prudential and Pruco Life N.J. Upon the
contribution to the Partnership by Pruco Life on or before the date specified in Section 3.2 and in the manner therein provided, Prudential and Pruco Life N.J. will each, on the same date, make a cash contribution of $100,000.00 to the Partnership, as their respective initial capital contribution.

     3.4. Subsequent Contributions. Any Partner may, on any business day, make additional cash contributions to the Partnership.

     3.5. No Other Required Contributions. Except as expressly required by this
Article 3, no Partner shall have any obligation to make any contribution to the Partnership nor to advance any funds thereto.

     3.6. No Interest Payable. No Partner shall receive any interest on its contributions to the capital of the Partnership.


     3.7. Withdrawals. Any Partner may, on any business day, request the withdrawal of cash from the Partnership, in any amount up to the value of the Partner's interest in the Partnership in accordance with the provisions of
Article 4.1. Ordinarily payment of the amount requested will be made on the day following the request. The Partnership reserves the right to defer such payments for a period of up to six months if the Partners or the Investment Manager determine that there is insufficient cash available and prompt disposition of investments


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held by the Partnership cannot be made on commercially reasonable terms.


                     ARTICLE 4. INTERESTS IN THE PARTNERSHIP

     4.1. Partners' Percentage Interests in the Partnership. The value of each partner's interest in the Partnership at the close of business on April 29, 1988, is equal to the net amount contributed by the Partner on that date. The value of a Partner's interest on any subsequent day is determined by dividing the value of the net assets of the Partnership at the end of that day (ignoring, for these purposes, all contributions made on such day and all payments to be made on that day to Partners as the result of requests for withdrawals) by the value of the net assets of the Partnership at the end of the preceding business day, multiplying the result by the value of the Partner's interest on the preceding business day and then adding any contributions made by such Partner on such day and subtracting any distributions made to such Partner on such day. The Percentage Interest of each Partner on any day is equal to the value of such Partner's interest in the Partnership on the preceding day divided by the aggregate value of the interests of all the Partners on that day multiplied by 100.

     4.2. Valuation of the Net Assets of the Partnership. The net assets of the Partnership shall be valued in a manner determined by the Partners which will conform to the


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manner of valuation set forth in the registration statements filed by each of the Partners with respect to interests in each of their respective separate accounts.

     4.3. Capital Accounts. The capital account of each Partner on any business day shall be equal to the value of such Partner's interest in the Partnership at the end of such business day. The capital account of each Partner on any non-business day shall be equal to its capital account on the next preceding business day.

     4.4. Allocation of Income, Gains and Losses. Except as the Partners may determine otherwise in order to comply with the Internal Revenue Code and the regulations thereunder, all items of Partnership income, gains, losses, deductions and credits shall be allocated among the Partners on the day each such item is actually received, accrued or realized by the Partnership in accordance with each Partner's Percentage Interest on such date. The amount of depreciation on property of the Partnership and taxable gain or loss upon the sale of any property of the Partnership shall be allocated so as to take proper account of the difference between the adjusted tax basis of the property to the Partnership and the value of the property as determined under Article 4.2.



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                      ARTICLE 5. MANAGEMENT OF THE VENTURE

     5.1. Rights and Procedures in Management. Each Partner shall have one vote in the management of the affairs of the Partnership, irrespective of the amounts which each Partner has contributed, or may contribute, to the Partnership. The affirmative votes of two Partners shall be sufficient to authorize any action to be taken by the Partnership or on behalf of the Partners. Each Partner may designate any of its officers or employees or any of the officers or employees of any partner to act as its agent and attorney in connection with the affairs of the Partnership by naming such officer or employee in a written designation of agent and power of attorney delivered to the other Partners. Such agent and attorney may thereafter, without the necessity of further authorization, cast the vote of such Partner in connection with the management of the Partnership, otherwise bind such Partner in all matters pertaining to the Partnership, and execute all documents pertaining to the affairs of the Partnership on behalf of such Partner. A Partner may revoke or amend any such designation and power of attorney in a writing delivered to the other Partners.

     5.2. Management Agreement. The Partners hereby authorize any Partner, on behalf of the Partnership, to enter into an Investment Management Agreement with Prudential, pursuant to which Prudential or subsidiaries of Prudential selected by it, shall serve as Investment Manager for the Partnership and, in that capacity, invest and reinvest the assets of the Partnership


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in accordance with its investment objectives and practices and shall purchase and sell the properties and securities owned by the Partnership.

     5.3. Bank Accounts. The Partnership will maintain separate bank accounts in such banks as the Partners may designate exclusively for the deposit and disbursement of all funds of the Partnership. All funds of the Partnership shall be promptly deposited in such accounts. The Partners from time to time shall authorize signatories for such accounts.

     5.4. Reimbursement for Costs and Expenses. The Partners will fix the amounts, if any, by which the Partnership will reimburse each Partner for all costs and expenses incurred by such Partner on behalf and for the benefit of the Partnership; provided, however, that no overhead or general administrative expenses of anyone other than the Partnership itself shall be allocated to the operation of the Partnership, and no salaries, fees, commissions or other compensations shall be paid by the Partnership to any Partner or to any officer, employee or affiliate of any Partner for any services rendered to the Partnership except as may be expressly provided herein or by other written agreement.

                ARTICLE 6. BOOKS AND RECORDS, AUDITS, TAXES, ETC.

     6.1. Books; Statements. The Partnership shall keep such books and records as the Partners shall determine. The


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books and records shall be prepared in accordance with generally accepted accounting principles consistently applied, except to the extent provided for in this Agreement or by the Partners. The Partners shall determine the methods to be used in the preparation of financial statements.

     Following the initial contributions to the Partnership pursuant to Article 3 hereof,

     (a) on each business day during the term of this Agreement, the Partnership shall maintain a record of the Percentage Interest of each Partner and of the value of the interest of each Partner at the end of the day; the value of the interest of each Partner shall be expressed in dollars and, in addition, in the discretion of the Partner, in units of Partnership interest, the value of which shall be determined on each business day.

     (b) as soon as practicable after the end of each fiscal year of the Partnership, a general accounting and audit shall be made by independent certified public accountants of recognized standing, selected by the Partners and retained by the Partnership, covering the assets, properties, liabilities and net worth of the Partnership, and its dealings, transactions and operations during such fiscal year, and all matters and things customarily included in such accounts and audits, and such statement shall be furnished to each Partner within 90 days after the end of such fiscal year, showing each Partner's capital in


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the Partnership, together with a report of the audit scope and audit findings in the form of a management audit report with an internal control memorandum.

     6.2. Where Maintained. The books, accounts and records of the Partnership shall be at all times maintained at its principal office.


     6.3. Tax Returns. The Partnership shall be treated and shall file its tax returns as a partnership for Federal, State, municipal and other governmental income tax and other tax purposes. The Partnership shall cause to be prepared all Federal, State, and municipal partnership tax returns required to be filed. The Partnership shall submit the returns to each Partner for review and approval no later than thirty (30) days prior to the due date of the returns. Each Partner shall notify the other Partners upon receipt of any notice of tax examination of the Partnership by Federal, State or local authorities.

     6.4. Tax Matters Partner. Prudential is hereby designated as the tax matters partner, as defined in Section 6231(a)(7) of the Internal Revenue Code of 1986, with respect to operations conducted by the Partnership during the period that Prudential is a Partner. Prudential shall comply with the requirements of Section 6221 through 6232 of the Code.

     6.5. Tax Policy. The Partnership shall make any and all tax accounting and reporting elections and adopt such procedures as Prudential may determine.


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     6.6. Section 754 Election. The Partnership does not intend to make the election permitted by Section 754 of the Code.


                             ARTICLE 7. FISCAL YEAR

     7.1. Calendar Year. The fiscal year of the Partnership shall be the calendar year, unless (subject to obtaining consent of the Internal Revenue Service) the parties shall hereafter in writing agree otherwise.


                             ARTICLE 8. DISSOLUTION

     8.1. Winding Up by Partners. Upon dissolution of the Partnership by expiration of the term hereof, by operation of law, by any provision of this Agreement or by agreement between the Partners, the Partnership's business shall be wound up and all its assets distributed in liquidation. In such dissolution the Partners shall be co-liquidating Partners. In such an event the Partners shall proceed to cause the Partnership's property to be sold and to distribute the proceeds of sale as provided in Section 8.3. Except in respect of (i) all assets on which a single, non-severable mortgage or other lien will be in effect after such distribution, and (ii) any assets which the Partners shall determine are not readily severable or distributable in kind, the Partners, to the extent that liquidation of such assets is not required to fulfill the payments, if any, under subsections (a), (b), (c) and (d) of Section 8.3, shall, if they


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agree, have the right to distribute, in kind, all or a portion of the assets of the Partnership to the Partners pro rata in accordance with their respective Percentage Interest at the time of distribution.

     8.2. Distributions of Operating Cash Flow. Upon the dissolution of the Partnership for any reason, the Partners shall continue to share profits and losses for all tax and other purposes as provided elsewhere in this Agreement during the period of liquidation and until final termination of the Partnership.

     8.3. Distributions of Proceeds of Liquidation. The proceeds of liquidation shall be applied in the following order of priority:


     (a) First. To the payment of:

         (1) debts and liabilities of the Partnership except:

             (x) loans that may have been made by any Partner to the
                 Partnership, and

             (y) debts secured by lien on property sold subject thereto, provided that neither the Partnership nor any Partner shall be personally liable on, or they shall be released from such debts, and

         (2) expenses of liquidation;


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     (b) Second. To the setting up of any reserves which the Partners may deem necessary for any contingent or unforeseen liabilities or obligations of the Partnership or of the Partners arising out of or in connection with the Partnership. Said reserves may be deposited by the Partnership in a bank or trust company acceptable to the Partners, as an escrow agent, to be held by it for the purpose of disbursing such reserves in payment of any of the aforementioned liabilities or obligations, and at the expiration of such period as the Partners shall deem advisable, distributing the balance, if any, thereafter remaining, in a manner hereinafter provided;

     (c) Third. To the repayment of any loans that may have been made by any of the Partners.

     (d) Fourth. Any balance remaining shall be distributed to the Partners in proportion to their respective Percentage Interest.

     8.4. Orderly Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Partners to minimize the losses normally attendant upon a liquidation.


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     8.5. Financial Statements. During the period of winding up, the
Partnership's then independent certified public accountants shall prepare and furnish to each of the Partners, until complete liquidation is accomplished, all the financial statements provided for in Section 6.1.

                               ARTICLE 9. NOTICES

     9.1. In Writing; Address. All notices, elections, offers, acceptances, demands, consents and reports (collectively "notice") provided for in this Agreement shall be in writing and shall be given to the Partnership, the Partners or the other Partners at the addresses set forth below or at such other address as the Partnership or any of the parties hereto may hereafter specify in writing.

Prudential:         The Prudential Insurance Company of America
                    Attention: Prudential Realty Group
                    Third Floor, Plaza Building
                    Newark, New Jersey  07101

Pruco Life &        213 Washington Street
Pruco Life N.J.:    Newark, New Jersey  07101

Partnership:        c/o The Prudential Insurance Company
                      of America
                    Attention: Prudential Realty Group
                    Third Floor, Plaza Building
                    Newark, New Jersey  07101

     A copy of any notice or any written communication from the Internal Revenue Service to the Partnership shall be given to each Partner at the addresses provided for above.


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     9.2. Method. Such notice or other communication may be made in any suitable way.

     9.3. Copies. A copy of any notice, service of process, or other document in the nature thereof, received by any Partner from anyone other than another Partner, shall be delivered by the receiving Partner to the other Partners as soon as practicable.

                            ARTICLE 10. MISCELLANEOUS

     10.1. Additional Documents and Acts. In connection with this Agreement as well as all transactions contemplated by this Agreement, each Partner agrees to execute and deliver such additional documents and instruments, and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement, and all such transactions. All approvals of any party hereunder shall be in writing.

     10.2. Interpretation. This Agreement and the rights and obligations of the Partners hereunder shall be interpreted in accordance with the laws of the State of New Jersey.

     10.3. Entire Agreement. This instrument contains all of the understandings and agreements of whatsoever kind and nature existing between the parties hereto with respect to this Agreement and the rights, interests, understandings, agreements and obligations of the respective parties pertaining to the Partnership.


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     10.4. References to This Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

     10.5. Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

     10.6. Binding Effect. Except as herein otherwise expressly stipulated to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto, and their respective distributees, successors and assigns.

     11.7. Amendments. This Agreement may not be amended, altered or modified except by a written instrument signed by all parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first above written.



                                                THE PRUDENTIAL INSURANCE COMPANY
                                                  OF AMERICA


                                                By: /s/ [SPECIMEN]
                                                    ----------------------------
                                                    Senior Vice President
                                                      and Actuary



ATTEST:


  /s/ [SPECIMEN]
------------------------------
  Secretary


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                                                PRUCO LIFE INSURANCE COMPANY


                                                By:   /s/ [SPECIMEN]
                                                    ----------------------------
                                                      President

ATTEST:


  /s/ [SPECIMEN]
------------------------------
  Assistant Secretary



                                                PRUCO LIFE INSURANCE COMPANY
                                                  OF NEW JERSEY


                                                By:   /s/ [SPECIMEN]
                                                    ----------------------------
                                                      President

ATTEST:


  /s/ [SPECIMEN]
------------------------------
  Assistant Secretary



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